UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 21, 2016
Date of Report (Date of Earliest Event Reported)

IntelGenx Technologies Corp.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-31187	870299034
(State or other jurisdiction of	(Commission File	(IRS Employer Identification
incorporation)	Number)	No.)

6420 Abrams, Ville St- Laurent, Quebec, Canada	H4S 1Y2
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (514) 331-7440

Check the appropriate box below if the Form 8K fining is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02.	Appointment of Certain Officers.

Effective January 18, 2016, the Board of Directors of IntelGenx Technologies Corp. (the “Company”) has appointed Robert J. Bechard to serve as Vice President, Corporate Development and Nadine Paiement to serve as Vice President, Research and Development of IntelGenx Corp., the Company’s operating subsidiary, pursuant to the terms and conditions of Memorandums of Agreement (the “Agreement”).

Robert Bechard has over 20 years of experience in the biopharmaceutical industry having worked for two lifescience venture capital funds, a pharmaceutical R&D management company and as a consultant to the biotech industry.

Most recently, from March 2014 to January 2016, Mr. Bechard was Chief Business Officer for InSymbiosis Inc. where he was also responsible for managing InSymbiosis Capital, a lifescience venture capital fund. Prior to that, from November 2009 to March 2014 he worked as an independent consultant to private companies providing assistance with corporate strategy, business development as well as fundraising. From February1998 to November 2009 Mr. Bechard was employed at RBC Capital Partners, first as Senior Partner, Life Sciences until November 2003 when he advanced to the position as Managing Partner, Life Science. From September 1996 to February 1998 he worked as an Investment Manager in Lifesciences for SOFINOV a subsidiary of the Caisse de Depot et Placement du Quebec.

Robert Bechard holds a Master of Business Administration from Concordia University in Montreal, Quebec, Master of Science in Public Administration from the London School of Economics and Political Science in London, England and a Bachelor of Arts with major in Political Science from the University of New Brunswick, Canada.

Nadine Paiement has over 10 years of experience in pharmaceutical research and development. She has been with IntelGenx since 2005, where she grew into different positions including her most recent position as Senior Director, Research and Development. Prior to joining IntelGenx, from 1999 to 2005 Ms. Paiement worked as Formulation Scientist for Smartrix Technologies.

Nadine Paiement holds a M.Sc. degree in Polymer Chemistry from Sherbrooke University, Montreal, Quebec.

The Company is not aware of any family relationships, by blood, marriage or adoption, between Mr. Bechard and/or Ms. Paiement and any other director, executive officer, or nominee as a director or officer of the Company.

On January 18, 2016 IntelGenx Corp., a wholly owned subsidiary of the Company entered into the Agreements with Robert Bechard and Nadine Paiement. Pursuant to the Agreements Mr. Bechard has been appointed as Vice-President, Corporate Development of IntelGenx Corp. and Ms. Paiement has been appointed as Vice President, Research and Development of IntelGenx Corp.

Under the terms of his Agreement, Mr. Bechard will be paid an annual salary of CAN$175,000 beginning on January 18, 2016. Mr. Bechard shall also receive a monthly automobile allowance of CAN$750. Pursuant to the Agreement, Mr. Bechard was granted 150,000 options to purchase common shares under the Company’s 2006 Stock Option Plan. The options have an exercise price of US$0.41/CAN$ 0.60, vest over a period of two years at the rate of 25% every six months, and expire on January 18, 2022. Mr. Bechard is also entitled to receive an annual bonus of up to 30% of his base salary for meeting certain performance targets.

Under the terms of her Agreement, Ms. Paiement will be paid an annual salary of CAN$125,000 beginning on January 18, 2016. Ms. Paiement shall also receive a monthly automobile allowance of CAN$750. Pursuant to the Agreement, Ms. Paiement was granted 75,000 options to purchase common shares under the Company’s 2006 Stock Option Plan. The options have an exercise price of US$0.41/CAN$ 0.60, vest over a period of two years at the rate of 25% every six months, and expire on January 18, 2022. Ms. Paiement is also entitled to receive an annual bonus of up to 30% of his base salary for meeting certain performance targets.

Mr. Bechard’s and Ms. Paiement’s (‘the Vice President’) employment agreements provide for the following termination provisions:

If the Vice President is terminated for any reason other than for Cause (as defined in the Agreement), then they shall (i) receive a lump sum payment of the base salary that would have been payable for a 12 month period (the “Severance Period”), (ii) be entitled to continued participation in employee benefit plans ending on the earlier of the end of the Severance Period and receipt of equivalent plans of a subsequent employer, and (iii) receive payment of any accrued bonus. In addition, all unvested stock options shall vest immediately (collectively the “Termination Benefits”).

On the occurrence of a Change in Control (as defined in the Agreement), the Vice President may terminate the Agreement within a period of six months and the Company shall be required to provide the Vice President with the Termination Benefits.

The Agreements contain non-competition and non-solicitation provisions for a period of twelve months on termination of the Agreements for whatever reason whether voluntary or involuntary.

Item 8.01	Other Events.

On January 22, 2016, the Company issued a press release announcing the appointments of Mr. Bechard and Ms. Paiement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Exhibit	Description

99.1	Press Release dated January 22, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTELGENX TECHNOLOGIES CORP.

Dated: January 22, 2016	By: /s/Horst G. Zerbe
Horst G. Zerbe
President and Chief Executive Officer